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                                                                      Exhibit 11



Schedule of Computation of Primary Earnings/(Loss) Per Share

                                                                                For Years Ended
                                                                        June 30, 1997     June 30, 1996
Net loss                                                                 ($2,143,159)        (2,961,039)
Less preferred stock dividends                                                (7,610)           (30,441)
                                                                      --------------      -------------

Subtotal                                                                  (2,150,769         (2,991,480)

Number of common shares outstanding
  at beginning of the year                                                 6,754,606          4,473,661

Weighted average number of common shares issued
as follows:
 Conversion of preferred stock to common stock                               102,797
 Issuance of common stock pursuant to a private placement                                       804,056
 Dissolution of subsidiary Employee Stock
    Ownership Plan                                                            63,700
 Common stock warrants exercised                                             266,838            155,618
 Acquisition of DJS subsidiary                                                                   45,902
 Common stock options exercised                                                6,152

                                                                     ---------------       ------------
Weighted average number of common shares
  outstanding at the end of the year                                       7,194,094          5,479,237

Net loss per common share                                                     ($0.30)            ($0.55)